Exhibit # 99.1

ANNUAL INFORMATION FORM

May 2, 2003

THE COMPANY

Dundee Bancorp Inc. (the “Company”) is primarily a holding company dedicated to wealth management and financial services.

The Company is engaged in the provision of financial services domestically, through its 83.7%-owned subsidiary Dundee Wealth Management Inc. (“Dundee Wealth”), and internationally from Bermuda and the Cayman Islands.  Dundee Wealth is a Canadian owned publicly traded financial service company which carries on its businesses through its 81.7% owned subsidiary DWM Inc. (“DWM”).  These financial services operations provide a broad range of financial products to individuals, institutions and corporations.

Dundee Wealth, through DWM, has three main businesses:  (i) investment management conducted through Dynamic Mutual Funds Ltd. (“Dynamic”); (ii) wealth management conducted through Dundee Securities Corporation (“Dundee Securities”), Dundee Private Investors Inc. (“Dundee Private”), Dundee Insurance Agency Ltd. (“Dundee Insurance”) and Dundee Mortgage Services Inc. (“Dundee Mortgage”); and (iii) capital markets, comprised of institutional sales and trading, investment banking and research conducted through Dundee Securities.  As of December 31, 2002, Dundee Wealth had approximately $8.6 billion of assets under management comprised of mutual funds, closed-end funds, a labour-sponsored investment fund and private client investments and had approximately $8.7 billion of assets under administration with approximately 500 financial advisors located in over 150 independent branches across Canada.

The Company also holds and manages its own investment portfolio directly and indirectly through wholly-owned subsidiaries including The Dundee Bank and Dundee Resources Limited.  The Company’s investment portfolio includes both publicly listed and private companies in a variety of sectors, including real estate, resources and financial services, as well as investments in highly liquid securities such as bonds and mutual funds.

References in this annual information form (the “Annual Information Form”) to the “Company” refer to Dundee Bancorp Inc.  References to “Dundee Bancorp” refer to the Company and its consolidated subsidiaries and references to Dundee Wealth include references to DWM and its consolidated subsidiaries unless the context otherwise requires or indicates.

The head office and principal business office of the Company is located at Suite 5500, Scotia Plaza, 40 King Street West, Toronto, Ontario M5H 4A9.  Dundee Bancorp also has offices in Cayman Islands and Bermuda.  As of December 31, 2002, the Company had 51 employees.

Unless otherwise indicated, the information appearing in this Annual Information Form is stated as at December 31, 2002.

INCORPORATION AND ORGANIZATION

The Company was incorporated under the laws of the Province of Ontario by articles of incorporation effective November 2, 1984 and changed its name to its present form by articles of amendment effective July 26, 1991.  The Company’s current share capital structure was created by articles of amendment effective October 10, 1991, October 24, 1991 and March 17, 1993.  The stated capital of the Company was reduced by articles of amendment effective August 4, 1992.  The Company was inactive prior to October 31, 1991, at which time it became a public company pursuant to articles of arrangement effective October 30, 1991.  See “Description of Share Capital”.

CORPORATE STRUCTURE

Principal Subsidiaries of the Company

The principal subsidiaries of the Company and the corresponding jurisdictions of incorporation are set forth in the table below:

Name	Percentage Interest held Directly or Indirectly by the Company	Jurisdiction of Incorporation/Formation
Dundee Capital Corporation	100%	Ontario
DCC Equities Limited (1)	100%	Ontario
New Venture Equity Limited (1)	100%	Ontario
Dundee Wealth Management Inc. (See “Principal Subsidiaries of Dundee Wealth”)	83.7%	Ontario
Eurogas Corporation	51%	Canada
The Dundee Bank	100%	Cayman Islands

(1)

A number of investments of the Company are held through both DCC Equities Limited and New Venture Equity Limited, Ontario incorporated wholly-owned subsidiaries of the Company.

Principal Subsidiaries of Dundee Wealth

Dundee Wealth holds an 81.7% interest in DWM, a company incorporated under the Business Corporations Act (Ontario).  The following table sets forth the name and jurisdiction of incorporation of each of the principal subsidiaries of DWM:

Name	Percentage Interest held Directly or Indirectly by DWM	Jurisdiction of Incorporation/Formation
Canada Dominion Resources Limited Partnership Companies (1)	See Note 1	See Note 1
CMP Resource Limited Partnership Companies (2)	See Note 2	See Note 2
Dundee Insurance Agency Ltd. (3)	100%	Ontario
Dundee Mortgage Services Inc. (3)	100%	Ontario
Dundee Private Investors Inc. (3)	100%	Ontario
Dundee Securities Corporation (3)	100%	Ontario
Dundee Securities Inc. (3)	100%	Ontario
Dynamic Mutual Funds Ltd. (3)	100%	Ontario
Dynamic Mutual Fund Services Inc. (3)	100%	Ontario
Goodman & Company N.Y. Ltd. (3)	100%	Ontario
Goodman Institutional Investments Inc. (3)	100%	Ontario
Matisse Investment Management Ltd. (3)	100%	Canada

(1)

Companies represent the eleven general partners of the Canada Dominion Resources Limited Partnerships which are Canada Dominion Resources Corporation through Canada Dominion Resources XI Corporation (the “Canada Dominion GPs”).  The Canada Dominion GPs have been incorporated under the laws of Canada and are held 100% indirectly by Dynamic.

(2)

Companies represent the eight general partners of the CMP Resource Limited Partnerships which are CMP Funds Management Inc., Dynamic CMP Funds Management Inc. through Dynamic CMP Funds VII Management Inc. (the “CMP GPs”).  The CMP GPs have been incorporated under the laws of Ontario and are held 100% directly by DWM.

  (3)

   See “General Description of the Business - Wealth Management - Dundee Wealth”.

GENERAL DEVELOPMENT OF THE BUSINESS

History of Dundee Bancorp

The Company commenced operations in 1991.  The following are the major corporate developments of Dundee Bancorp since 1998.

In 1998, the Company began a long-term process of strategic transformation to allow its investment management business carried on through Dynamic since 1957 to evolve into an integrated wealth management company combining product creation and distribution in order to be able to more effectively compete in the financial service industry.  Dundee Bancorp’s financial service operations were already well positioned for this transformation. Private Investors Management Inc. (now Dundee Private Investors), a small financial planning company selling third-party mutual funds and providing financial planning services to investors, and Eagle & Partners Inc., which operated as a niche institutional research oriented brokerage firm, had both been created in 1993.

In December 1998, Dundee Securities, at that time a wholly-owned subsidiary of the Company, acquired, for cash, Deacon Capital Corporation, a full-service brokerage firm.  The acquisition of Deacon Capital Corporation provided Dundee Securities with retail brokerage capability and its own “back office”, an important element for future expansion.

In 1999, Dundee Wealth was created as a wholly-owned subsidiary of the Company to consolidate all of the existing Canadian wealth management operations of Dundee Bancorp then comprised of Dynamic, Dundee Securities and Dundee Private Investors.

In August 1999, Dundee Wealth acquired, for shares, Infinity Funds Management Inc. (“Infinity”), a private mutual fund company, and acquired, for shares and cash, the rights to all of the client accounts and related goodwill of certain top-producing investment advisors.  These transactions added the Dynamic Focus+ Mutual Funds (formerly the Infinity Mutual Funds), a third family of mutual funds to Dynamic, and greatly expanded the retail group within Dundee Securities and Dundee Private Investors.  Infinity’s operations were subsequently amalgamated with those of Dynamic. Dundee Wealth became an 87%-owned subsidiary of the Company as a result of these transactions.

In December 1999, Dundee Wealth completed the acquisition of Peelbrooke Capital Inc. (“Peelbrooke”), a company holding primarily cash and other liquid assets.  Upon the completion of this transaction, Dundee Wealth became a publicly listed company 85%-owned by the Company.  Peelbrooke was subsequently amalgamated with Dundee Securities.

In 2000, the Company acquired a 48% interest in a mortgage brokerage and advisory services company based in Toronto, Ontario which specializes in commercial, multi-residential, land, construction and mezzanine financing, services third-party mortgages and manages a mortgage investment corporation.

In 2001, in furtherance of its strategy to provide additional financial services to Canadian investors, Dundee Bancorp filed an application with the Office of the Superintendent of Financial Institutions (“OSFI”) to incorporate a Canadian federal bank.  Dundee Bancorp has been working with OSFI to complete all necessary requirements that are part of the application process.  In addition, Dundee Bancorp has hired a team of professionals who are working to establish all of the necessary systems, operations and procedures to operate the bank.  Pursuant to an agreement with Dundee Bancorp, Dundee Wealth will be able to provide all of the banking products and services of the proposed bank to its clients.

Dundee Bancorp’s stated strategy has been to use the financial strength of its investment portfolio to complete its development into a fully integrated wealth management company comprised of the manufacturing of financial products as well as the distribution of its own and third-party financial products.  During 2000 and 2001, Dundee Bancorp continued the strategic transformation process it commenced in 1998 towards this goal.  During 2000 and 2001, Dundee Wealth made significant progress in integrating the operations resulting from the above-noted acquisitions which position Dundee Wealth for growth.

In August 2002, Dundee Wealth completed the acquisition of Canadian First Financial Group Inc. (“CFFG”), a financial services company whose major operating subsidiaries included two mutual fund dealers, Ross Dixon Financial Services Limited and Hewmac Investment Services Inc., and a mortgage broker, Canadian First Mortgage Services Inc. (now Dundee Mortgage Services Inc.).  This transaction added approximately 180 financial advisors throughout Ontario and $2.1 billion of assets under administration to Dundee Wealth, including complete GIC and mortgage operations.  In September 2002, Dundee Wealth integrated the two acquired mutual fund dealer operations into Dundee Private Investors.

In October 2002, Dundee Wealth completed the acquisition of StrategicNova Inc.  See “Significant Acquisitions” below.

In 2003, Dundee Bancorp intends to actively continue working towards its strategy stated in 1998 of using its financial strength to complete the development of Dundee Wealth into an integrated wealth management company and grow its businesses by internal growth and/or acquisitions.  See “Trends and Strategy of Dundee Bancorp” below.

Significant Acquisitions

On October 2, 2002, Dundee Wealth completed the acquisition of StrategicNova Inc. (subsequently renamed DynamicNova Inc. (“DynamicNova”)).  DynamicNova was the manager of a number of mutual funds with assets under management totalling approximately $2.1 billion as of the date of acquisition.  As part of the acquisition, Dundee Wealth transferred substantially all of its assets and liabilities, including its direct or indirect interest in each of Dynamic, Dundee Securities, Dundee Private Investors, Dundee Insurance and Dundee Mortgage, into a new holding company, DWM, for an 81.7% interest in DWM.  CDPQ Financial Services Inc. (“CDPQ”), the former majority shareholder of DynamicNova, received an 18.3% interest in DWM for its interest in DynamicNova, the exchange of $31 million of loans and the purchase of additional equity for a net amount of $15 million in cash.

DWM is in the process integrating the operations of DynamicNova into the operations of Dynamic.  In addition to back-office and technology initiatives, Dynamic expects to rationalize the fund line-up by merging funds with similar mandates, thereby lowering operating costs through improved operating synergies while continuing to provide a broad product selection with top-quality investment managers.  DynamicNova on a stand alone basis produced approximately $15 million of EBITDA on an annualized basis (excluding redemption fee income).  It is expected that one-time integration costs totaling $8 million will be incurred to achieve synergies such as fund mergers, systems conversion, professional fees and employee related costs.  These one-time costs will allow Dundee Wealth to immediately start the gradual realization of approximately a further $20 million in estimated annualized cost synergies associated with the combination of the two mutual fund companies.

On closing the Company, Dundee Wealth, DWM and CDPQ entered into a shareholders’ agreement with respect to DWM (the “DWM Shareholders’ Agreement”) and the Company, Dundee Wealth and/or DWM entered into certain other arrangements.  See “Relationship between Dundee Bancorp, Dundee Wealth and DWM”.

Material Reorganizations

The only material reorganization completed by Dundee Bancorp within the past three years is the transfer by Dundee Wealth of substantially all of its assets and liabilities to DWM described above under “Significant Acquisitions”.  See also “Relationship Between Dundee Bancorp, Dundee Wealth and DWM”.

Trends and Strategy of Dundee Bancorp

The financial service industry has been a growth industry in the last ten years.  Recently, there has been a trend towards consolidation and change in this industry in Canada and the United States.  The market environment continues to be very competitive with a large number of the participants focusing their efforts on offering the broadest menu of investment products and services to a wide range of investors.  In addition, it has become more apparent in the last number of years that the strategy of a wealth management company with a manufacturing division to successfully combine it with a distribution platform will prove to be rewarding.  A number of financial service companies including mutual fund companies and life insurance companies have pursued or are currently pursuing the strategy of combining manufacturing and distribution platforms.  Certain companies have focused on providing financial service products and services directly to investors.  Dundee Bancorp has focused on addressing the needs of the segment of the market which uses financial advisors in the management of their financial affairs and will continue to focus on demonstrating to investors the importance of using financial advisors.  Dundee Bancorp believes that the Canadian financial service/wealth management industry will continue to be a growth industry, although at a slower pace, and that it is well positioned to participate in its continued growth.

Dundee Bancorp intends to continue to grow its existing business not only by internal means but also by continuing to participate in the consolidation of the retail distribution and investment management sectors of the wealth management industry.  Dundee Bancorp intends to grow through internal development, acquisition of selected strategic businesses and through the recruitment of established financial advisors on an individual basis.  At any point in time, Dundee Bancorp may be involved in various stages of discussions and/or negotiations with prospective acquisition targets.  These prospective acquisitions may be with companies operating within existing businesses or business channels not yet identified or pursued by Dundee Bancorp.  The purchase price for any acquisition may be paid in cash, through the issue of securities of the Company or of Dundee Wealth or through a combination thereof and may be financed through debt or otherwise.  There can be no assurance that any of the acquisitions being discussed or negotiated will be completed.  In addition, as part of the development of Dundee Bancorp into a fully integrated wealth management company, the Company expects that it will continue the restructuring of its non-financial service merchant banking and investment portfolio.  The Company may increase or decrease its interest in certain of its holdings, may combine or restructure certain of its holdings into new investment products or new stand-alone entities or may entirely dispose of certain of its holdings in the future.

BUSINESS OF THE COMPANY

GENERAL DESCRIPTION OF THE BUSINESS

Dundee Bancorp is primarily a holding company dedicated to wealth management and financial services.  The Company is engaged in the provision of financial services domestically, through its 83.7%-owned subsidiary Dundee Wealth, and internationally from Bermuda and the Cayman Islands.  These financial services operations provide a broad range of financial products to individuals, institutions and corporations.  The Company also holds and manages its own investment portfolio directly and indirectly through wholly-owned subsidiaries.

Dundee Wealth, through DWM, has three main businesses:  (i) investment management conducted through Dynamic Mutual Funds Ltd. (“Dynamic”); (ii) wealth management conducted through Dundee Securities Corporation (“Dundee Securities”), Dundee Private Investors Inc. (“Dundee Private”), Dundee Insurance Agency Ltd. (“Dundee Insurance”) and Dundee Mortgage Services Inc. (“Dundee Mortgage”); and (iii) capital markets, comprised of institutional sales and trading, investment banking and research conducted through Dundee Securities.

The Company’s three reportable operating segments for financial reporting purposes are wealth management (comprised of investment management and brokerage being wealth management and capital markets), international activities and corporate and investment portfolio activities.  For the financial years ended December 31, 2002, 2001 and 2000, the Company derived approximately 96%, 92% and 89%, respectively, of its revenue from its wealth management business;  approximately 1%, 2% and 1%, respectively, of its revenue from its international activities; and approximately 3%, 6% and 11%, respectively, of its revenue from its corporate and investment portfolio activities.

INVESTMENT PORTFOLIO ACTIVITIES

The Company’s investment portfolio includes both publicly listed and private companies in a variety of sectors.  The Company’s international activities are carried out through several wholly-owned subsidiaries, The Dundee Bank, Goodman & Company (Bermuda) Limited and the Dundee Leeds Group.  As part of the development of Dundee Bancorp into a fully integrated wealth management and financial services company, the Company had been restructuring its non-financial service merchant banking and investment portfolio.

At December 31, 2002, the estimated market value of the Company’s investment portfolio, using trading values where appropriate and excluding the Company’s consolidated investments in Dundee Wealth and Eurogas Corporation, was approximately $440 million an increase from approximately $423 million at December 31, 2001.  At December 31, 2002, 75% of the market value of the Company’s investment portfolio was invested in public company securities and 13% in private company securities in a number of industry sectors including resources, real estate, financial services and new economy, and 12% was invested in mutual funds and other liquid assets.  The Company may increase or decrease its interest in certain of its holdings, may combine or restructure certain of its holdings into new investment products or new stand-alone entities or may entirely dispose of certain of its holdings in a timely manner.  The major investment portfolio holdings are set out below.  Information about the publicly owned portfolio holdings described below is available in the public domain.

Dundee Realty Corporation

As of December 31, 2002, the Company owned, directly and indirectly, approximately 6.9 million common shares, representing approximately a 45% interest, of Dundee Realty Corporation (“Dundee Realty”).  Dundee Realty is one of Canada’s largest and fastest growing real estate companies with over $1 billion in assets and approximately $300 million in annual revenues.

In January 2003, Dundee Bancorp and Dundee Realty announced that pursuant to a proposed plan of arrangement, Dundee Realty’s revenue producing properties will be transferred to a newly formed real estate investment trust (“REIT”) and that Dundee Bancorp intends to acquire the interest of the other public shareholders in Dundee Realty’s other assets in exchange for cash and REIT units.  It is proposed that the land and housing business assets of Dundee Realty will be reorganized into a separate entity which will become a majority owned subsidiary of Dundee Bancorp.  On the completion of this proposed transaction, Dundee Bancorp will retain its proportionate interest in the REIT.

Laurentian Bank of Canada

As of December 31, 2002, the Company owned, indirectly, 2.0 million common shares, representing approximately a 9% interest, of Laurentian Bank of Canada (“Laurentian”).  Laurentian is Canada’s seventh largest Schedule 1 bank in asset size and offers products and services to individuals and small to mid-sized businesses through four operating segments: (i) retail financial services, (ii) commercial financial services, (iii) wealth management and brokerage, and (iv) business-to-business “B2B” trust and agency banking.

Breakwater Resources Ltd.

As of December 31, 2002, the Company owned, indirectly, approximately 51.9 million common shares, representing approximately a 27% interest, of Breakwater Resources Ltd. (“Breakwater”).  The Company also holds warrants to purchase an additional 30.8 million shares of Breakwater at $0.20 per share until 2007.  Breakwater is a publicly traded company engaged in the acquisition, exploration, development and mining of base metal deposits in the Americas and North Africa.

During 2001 and 2002, record low prices for zinc put severe pressure on the liquidity of Breakwater, necessitating a restructuring of its banking arrangements, which occurred in November 2001 with the assistance of the Company.  In addition, Breakwater raised approximately $17.6 million in equity through a rights offering in May 2002.  In January 2003, Breakwater further extended its credit facility to January 2004 and Dundee Bancorp agreed to extend its US$6.5 million letter of credit supporting Breakwater’s term facility to January 2004.  In addition Breakwater recently announced the sale of an exploratory gold property which is expected to generate approximately $15 million in cash.  It is expected that these transactions will provide sufficient working capital for Breakwater until the end of 2003, allow it to reduce its overall debt and enable it to be better positioned for higher zinc prices in the future.

IAMGold Corporation

In January 2003, IAMGold Corporation (“IAMGold”) completed the acquisition of Repadre Capital Corporation (“Repadre”) at an exchange rate of 1.6 IAMGold shares for each Repadre share.  At that time, Dundee Bancorp held 6.4 million shares of Repadre and received 10.3 million shares of IAMGold. IAMGold is a leading mining, exploration and development company, the principal assets of which are located in West Africa.  It also has a diverse royalty portfolio.

Zemex Corporation

In March 2003, Zemex Corporation (“Zemex”) announced that it had entered into an arrangement agreement pursuant to which Zemex would be acquired by Cementos Pacasmayo S.A.A., a corporation listed on the Lima Stock Exchange, Peru, at a price of US$8.80 per share.  As at December 31, 2002, the Company owned, indirectly, approximately 3.0 million common shares of Zemex which will yield cash proceeds to Dundee Bancorp of approximately US$26.9 million on the completion of the acquisition of Zemex.

WEALTH MANAGEMENT - DUNDEE WEALTH

As of the date hereof, the Company held an 83.7% equity interest and an 85.1% voting interest in Dundee Wealth.  The information with respect to Dundee Wealth contained in this annual information form has been taken from the annual information form of Dundee Wealth, which has been filed with the securities administrators in each province of Canada.  More detailed information with respect to Dundee Wealth and its operating subsidiaries is found in the annual information form of Dundee Wealth.  A copy of Dundee Wealth’s annual information form may be obtained from the Secretary of Dundee Wealth.

Dundee Wealth is a Canadian owned publicly traded financial service company that, through DWM, provides investment management, securities brokerage, financial planning and investment advisory services to individuals, institutions, corporations and foundations.  As of December 31, 2002, Dundee Wealth had approximately $8.6 billion of assets under management comprised of mutual funds, closed-end funds, a labour-sponsored investment fund and private client investments and had approximately $8.7 billion of assets under administration with approximately 500 financial advisors located in over 150 independent branches across Canada and a further 960 employees.

Dundee Wealth, through DWM, has three main businesses:  (i) investment management conducted through Dynamic, an investment management company, and certain of its subsidiaries; (ii) wealth management conducted through Dundee Securities, a full-service integrated investment dealer, Dundee Private Investors, a financial planner and mutual fund dealer, Dundee Insurance, a managing general agent, and Dundee Mortgage, a mortgage broker; and (iii) capital markets, comprised of institutional sales and trading, investment banking and research and conducted through Dundee Securities.  The strategy of Dundee Wealth is to expand and build upon these main businesses.

Dundee Wealth’s two reportable operating segments for financial reporting purposes are investment management and brokerage (wealth management and capital markets).  For the financial years ended December 31, 2002, 2001 and 2000, Dundee Wealth derived approximately 48%, 48% and 46%, respectively, of its revenue from its investment management business and approximately 52%, 52% and 54%, respectively, of its revenue from its brokerage business (these periods include information with respect to CFFG and DynamicNova only from the date of the completion of such acquisitions being August 2, 2002 and October 2, 2002, respectively).

Each of these businesses is conducted by individuals dedicated to their own business line.  The business units of Dundee Wealth operate with autonomy and confidentiality is maintained between the business groups in accordance with regulatory requirements as well as Dundee Wealth’s own internal requirements.  Dynamic has an independent Board of Governors to enhance, oversee, represent and protect the long-term interests of the unitholders of the Dynamic Funds and to act in an advisory capacity to Dynamic.

Dundee Wealth is committed, in each of its businesses, to providing excellent service and ensuring a process of continued improvement.  Accordingly, Dundee Wealth is committed to improving the reliability, accessibility and efficiency of its services to its advisors and clients.

The operating subsidiaries of Dundee Wealth are subject to significant regulatory requirements, including capital, record keeping, reporting and other requirements imposed by applicable securities legislation.  Investment in Dundee Wealth is subject to a number of considerations which include, among others, regulation and compliance, competition, dependence on financial markets, capital requirements, administration, vulnerability and error of its systems and employees and credit risks.  For additional details see the annual information form of Dundee Wealth.  A description of Dundee Wealth’s operations in its three principal areas of business follows.

INVESTMENT MANAGEMENT

The investment management operations of Dundee Wealth are comprised of the investment management operations of Dynamic, which include a number of divisions, and the operations of the Dynamic CMP group of companies.  As of December 31, 2002, the investment management division operated from seven offices located in Vancouver (2), Calgary, Winnipeg, Toronto and Montreal (2) with 497 employees.  Certain of these employees are scheduled to leave following the completion of the integration of the operations of DynamicNova with those of Dynamic.

As of December 31, 2002, Dundee Wealth had assets under management of $8.6 billion.  The following chart sets forth the assets under management managed by the investment management operations of Dundee Wealth for 2002 as compared to 2001 and 2000 by asset mix:

Investment management revenue is derived from the management agreements associated with Dynamic’s assets under management which entitle Dynamic to a fee, generally calculated as a percentage of the current market value of the assets managed.  Revenue levels are therefore largely dependent on levels of assets under management.  Accordingly, revenue levels may also change if there is a shift in the asset mix between portfolios earning different management fees.  A description of such management agreements follows below.

Dynamic Mutual Funds Ltd.

Dynamic has brought investment management services to Canadian investors for over 40 years. The business of Dynamic currently consists of (i) the management and administration of approximately 100 publicly offered mutual funds with over 460,000 unitholders that cover a broad range of asset classes, investment disciplines and geographic focuses comprised of the Dynamic Value, Dynamic Power, Dynamic Focus+, Hathaway Focus+, Commonwealth (individually a “Dynamic Fund” and collectively the “Dynamic Funds”) and the StrategicNova Mutual Funds (the “StrategicNova Funds”); (ii) the management and administration of other managed accounts which are publicly offered or traded including the Viscount Wealth Management Program which is a fee-based wrap program, Dundee Precious Metals Inc. and diversiTrust Income Fund which are exchange traded closed-end investment funds, Dynamic QSSP Fund which is a Quebec tax product, Dynamic Venture Opportunities Fund Ltd. which is a publicly offered labour sponsored venture capital fund, StrategicNova Managed Futures Hedge Fund which is a publicly offered hedge fund; (iii) the creation and management of the Canada Dominion Resource Limited Partnerships through the Canada Dominion group of companies held by Dynamic, (iv) the management and administration of a number of other fiduciary assets including three privately offered hedge funds and a growing private client high net worth investment practice; and (v) the creation of investment products.

Dynamic is subject to regulation by a number of provincial securities regulatory authorities.  In order to conduct its business, Dynamic is registered under the Securities Act  (Ontario) as an advisor in the categories of investment counsel and portfolio manager. Dynamic holds similar advisor registrations in Quebec, British Columbia, Alberta, Manitoba, Saskatchewan and New Brunswick. Dynamic, or its subsidiary Dynamic Mutual Fund Services Inc., also maintain registrations as a mutual fund dealer in certain provinces including Ontario, British Columbia and Quebec.  Dynamic and Dynamic Mutual Fund Services Inc. are exempt from the requirement to be a member of the Mutual Fund Dealers Association of Canada (“MFDA”).  Dynamic is a member of The Investment Funds Institute of Canada.  Matisse Investment Management Ltd., a wholly-owned subsidiary of Dynamic, is registered as an investment counsel and portfolio manager in the Province of British Columbia.  Goodman & Company N.Y. Ltd., a wholly-owned subsidiary of Dynamic, is registered as an investment advisor with the U.S. Securities and Exchange Commission.

Dynamic is the manager, trustee (where applicable), portfolio advisor, principal distributor and registrar of each of the Dynamic Funds and the StrategicNova Funds.  Dynamic is responsible for (i) providing management, portfolio investment, registrar and administrative services and facilities to the Dynamic Funds and the StrategicNova Funds, and (ii) arranging for the distribution of units or shares of the Dynamic Funds and the StrategicNova Funds.  Dynamic is also responsible for valuation sources, fund accounting, unitholder/shareholder records and maintaining the register of the Dynamic Funds and the StrategicNova Funds.

In 1999, Dynamic became one of the few mutual fund companies in Canada to offer three distinct investment disciplines - value, growth and focus - through the Dynamic Value Funds, the Dynamic Power Funds and the Dynamic Focus+ Funds including the recently launched Hathaway Focus+ Funds.  Dynamic has retained Towers Perrin, a leading global asset-consulting firm, to monitor core Dynamic Funds to ensure that each such Dynamic Fund stays within its respective mandate and delivers the distinct investment discipline identified in the name of such Dynamic Fund.

During 2000 and 2001, Dynamic continued its strategic focus on overall product development and improvement in the performance of Dynamic Funds.  In 2001, Dynamic re-launched the Dynamic Focus+ Mutual Funds including the Dynamic Focus+ Diversified Income Trust Fund making this fund group Dynamic’s fastest growing group of funds.

Dynamic has responded to a growing demand for fee-based products in the Canadian wealth management industry by introducing its Viscount Wealth Management Program, a proprietary fee-based wrap product, in early 2000.  Viscount Wealth Management Program offers a third party, multi-manager and multi-style investment program complete with financial planning and comprehensive reporting.  Towers Perrin has designed and is monitoring the Viscount Wealth Management Program.

The acquisition of DynamicNova in October 2002 has significantly augmented the number of mutual funds managed by Dynamic, adding approximately thirty mutual fund trusts and four mutual fund corporations to the line of funds offered by Dynamic.  Dynamic amalgamated with DynamicNova on January 1, 2003.  Accordingly, Dynamic is currently the manager, trustee (where applicable), principal distributor and registrar of each of the StrategicNova Funds.  Dynamic is the portfolio advisor in respect of certain StrategicNova Funds, while others are advised by outside investment advisory firms pursuant to sub-advisory agreements.  In 2003, Dynamic expects to rationalize its fund line-up by merging certain Dynamic Funds and StrategicNova Funds with similar mandates.

The Dynamic Funds have demonstrated continued performance.  As of December 31, 2002, approximately 88% of the assets in the Dynamic Funds were performing in the top two quartiles based on three-year performance and 94% based on one-year performance.  Recognizing that over the last several years the StrategicNova Funds have demonstrated weak or moderate performance, Dynamic will endeavour to improve the performance of these mutual funds through the application of disciplined portfolio management.

Dynamic will continue its focus on investment performance, innovative product development, internal administration, client services and its commitment to financial advisors.  During 2001 and 2002, Dynamic successfully created and enhanced certain state-of-the-art information technology programs which will allow Dynamic to competitively target and service the very broad base of independent financial advisors across Canada.  As permitted under applicable securities laws and certain industry guidelines, Dynamic provides a broad range of marketing support programs to assist financial advisors in their efforts to sell Dynamic products including providing research materials on Dynamic Funds and marketing materials generally describing the benefits of mutual fund investing.  Dynamic organizes educational conferences and seminars for financial advisors and, in compliance with regulatory requirements, may share with registered dealers and brokers the cost of advertising and marketing activities including investor conferences and seminars.  Through initiatives such as the Dynamic Benchmarking Program, Dynamic provides financial advisors with the tools to create business plans, build their businesses, improve their time with clients and learn more about giving sound financial advice.

In recent years, Dynamic has enhanced the recognition of its name and the Dynamic Funds through various forms of marketing and advertising campaigns and will continue to do so in a focused and cost-effective manner.  Dynamic has incorporated the words “Disciplined Investment Thinking” in its logo to publicize its corporate philosophy.

Goodman & Company, Investment Counsel

Dynamic provides investment management services through a division, Goodman & Company, Investment Counsel, which offers investment management services through comprehensive in-house securities analysis within a professional working environment.  Goodman & Company, Investment Counsel, which now includes 17 portfolio managers and analysts, emphasizes a strict, disciplined team approach to securities selection and provides multi-discipline investment management covering a global perspective using, among other things, internally developed quantitative database screening models.  Goodman & Company, Investment Counsel, manages the Dynamic Funds utilizing the following three investment disciplines:  (i) a bottom-up value investment discipline, through the Dynamic Value Mutual Funds and the Dynamic Value Classes of Dynamic Global Fund Corporation; (ii) a growth and momentum investment discipline, through the Dynamic Power Mutual Funds and the Dynamic Power Growth Classes of Dynamic Global Fund Corporation; and (iii) a focus investment discipline, through the Dynamic Focus+ Mutual Funds, the Dynamic Focus+ Classes of Dynamic Global Fund Corporation, the Commonwealth Funds and the recently created Hathaway Focus+ Funds.  These investment disciplines are also being applied by Goodman & Company, Investment Counsel, to certain of the StrategicNova Funds for which it provides investment management services.

Goodman Private Wealth Management

Goodman Private Wealth Management (“Goodman Private”) is an operating division of Dynamic that services and manages high net worth private client investment accounts with assets in excess of $2 million.  Its clients include individuals, taxable foundations, estates, institutions and personal trusts. Goodman Private assists successful Canadians in managing their wealth through comprehensive, uniquely personalized investment advice with an investment discipline focused on capital preservation and long-term growth of capital.

Goodman Private was formed in late 1997 and now has offices in Toronto, Montreal, Winnipeg and Calgary, with plans to open an office in British Columbia in the next twelve months.  In addition, this division of Dynamic has instituted a strategic relationship with a major accounting firm to provide investment management services to their high-end client base.  Goodman Private has also recently finalized the formation of the Canadian Wealth Foundation, which will enable its clients to fulfil their philanthropic wishes and still maintain control over the investment of their capital.

The asset base of Goodman Private has increased by approximately 12% in 2002 as compared to 2001 in a declining market.

Goodman & Company Institutional Investments

Goodman & Company Institutional Investments is a division of Dynamic that is in the process of developing institutional investment programs focused primarily in the area of alternative investment products.  Alternative investments include real estate, mortgages, private equity, venture capital and hedge funds, all designed with the unique needs of North American pensions, endowments and foundations in mind.  Goodman & Company Institutional Investments intends to use its years of experience with institutions to assist the industry to adapt to the changing dimensions of the marketplace and to promote leading edge investment ideas in the context of best practices and strong risk management.

Mutual Funds Assets under Management

Mutual Fund Industry in Canada

The mutual fund industry in Canada has enjoyed substantial growth during the last decade.  Assets under management have increased from $49.9 billion at the end of 1991 to $391.3 billion at the end of 2002.  However, in 2002, the mutual fund industry experienced nine months of net redemptions.  The Investment Funds Institute of Canada reported that net sales of mutual funds in 2002 posted their worst performance since 1991, down 89% from 2001.  Net sales for 2002 totalled $3.4 billion down from $28 billion in 2001.  Total assets under management decreased in December 2002 to $391.3 billion down 8.2% from $426.4 billion at the end of 2001.  The declining trend in sales and assets has continued into 2003.  During the first quarter of 2003, the mutual fund industry posted $321.5 million in net redemptions, bringing assets under management down to $369.0 billion.  During 2002, Dynamic increased its assets under management both through internal growth and the acquisition of DynamicNova.  The addition of new assets under management through net sales of mutual funds and other managed products has been positive during 2002 notwithstanding the negative environment in the industry.

Mutual Funds Managed by Dynamic

The mutual funds managed by Dynamic are comprised of the Dynamic Funds (Dynamic Value, Dynamic Power, Dynamic Focus+, Hathaway Focus+ and Commonwealth), the mutual funds comprising part of Dynamic Global Fund Corporation, the StrategicNova Funds and the investment pools of the Viscount Wealth Management Program.  Units of each Dynamic Fund (other than the Viscount Wealth Management Program which is offered only on a no sales charge or a short redemption schedule deferred sales charge basis) and StrategicNova Funds are offered for sale on a continuous basis through over 15,000 registered brokers and dealers in each of the provinces and territories of Canada on both a front-end and back-end sales charge basis.  Dynamic pays a commission to registered brokers and dealers on sales made on a deferred sales charge basis.  In 1999, Dynamic introduced a short-term redemption schedule which allows investors to purchase Dynamic Funds with a declining redemption schedule of three years compared to the industry standard of six or seven years.  Dynamic expects to make the short-term redemption schedule available on purchases of StrategicNova Funds in the second half of 2003.

The management of each Dynamic Fund, other than the Dynamic Corporation Funds, is governed by a master declaration of trust and a supplemental trust indenture by which Dynamic is the trustee of each Dynamic Fund.  The management of each Dynamic Corporation Fund is governed by the articles of Dynamic Global Fund Corporation.  The management of each Dynamic Fund is also governed by a master management agreement (the “Dynamic Master Management Agreement”) by which Dynamic manages the Dynamic Funds.  The Dynamic Master Management Agreement is for an initial term of approximately five years, is subject to an automatic renewal for additional five year terms unless terminated in accordance with the provisions of the Dynamic Master Management Agreement and may be terminated at any time by Dynamic on 90 days’ written notice, or by the trustee (or the directors of Dynamic Global Fund Corporation in respect of the Dynamic Corporation Funds) of a particular Dynamic Fund with unitholder or shareholder approval, as applicable, on 90 days’ written notice to Dynamic or by the trustee or the directors of Dynamic Global Fund Corporation, as applicable, in the event of certain acts by Dynamic.

The management of each StrategicNova Fund, other than StrategicNova Canadian Dividend Fund Ltd., StrategicNova U.S. Large Cap Growth Fund Ltd., StrategicNova Canada Dominion Resources Fund Ltd., and StrategicNova Commonwealth World Balanced Fund Ltd. (collectively, the “SN Corporate Funds” or singularly an “SN Corporate Fund”), is governed by a master declaration of trust and a supplemental trust indenture by which Dynamic is the trustee of each StrategicNova Fund.  The management of the SN Corporate Funds is governed by the applicable articles in respect of each such corporation.  The management of each StrategicNova Fund is also governed by a master management agreement (the “StrategicNova Master Management Agreement”) by which Dynamic manages the StrategicNova Funds. The StrategicNova Master Management Agreement continues in force until terminated in accordance with the provisions therein.  The StrategicNova Master Management Agreement may be terminated by Dynamic with respect to a StrategicNova Fund upon not less than 30 days’ written notice in the event of certain acts by such fund, or by the trustee of a particular StrategicNova Fund or by an SN Corporate Fund upon not less than 30 days’ written notice in the event of certain acts by Dynamic.

Under each of the Dynamic Master Management Agreement and the StrategicNova Master Management Agreement, Dynamic is entitled to monthly management fees based on a specified percentage of the net asset values of the applicable funds and reimbursement for certain expenses. Such management fees are competitive within the mutual fund industry and range from 1.00% to 2.50% of the net asset value of the applicable fund (except for the Dynamic Income and the StrategicNova Income Funds which range from nil to 1.85%).  Certain Dynamic Funds pay a performance fee to Dynamic when such Dynamic Fund outperforms its applicable benchmark.  The maximum performance fee payable by a Dynamic Fund ranges from 1% to 3% of the net asset value of such Dynamic Fund.  Certain of the Dynamic RSP Funds pay a performance fee of between 1% and 2.75%, minus the performance fee received by Dynamic in respect of assets of such Dynamic Fund invested in the units of the corresponding Dynamic Fund.  Management fees (including performance fees) may be increased only with the prior approval of securityholders of the applicable funds.

Approximately 17 StrategicNova Funds are subject to investment sub-advisory agreements pursuant to which outside investment advisory firms have been retained to provide advice relating to all or a portion of the investment portfolios of such mutual funds.  These investment advisory firms receive an annual fee based on a percentage of the net asset value of the portion of the fund to which such firm provides advice.  These fees are paid to the investment advisory firms by Dynamic from the compensation that Dynamic receives as manager of the applicable mutual funds.  Pursuant to these agreements, the investment advisory firms may be terminated generally on 60 to 90 days’ notice and, in certain circumstances, Dynamic has to pay to an advisory firm a termination fee should the sub-advisory agreement be terminated prior to a specified date.

The master management agreement for the ten investment pools of the Viscount Wealth Management Program is for a five-year term and is subject to an automatic renewal for additional five-year terms unless terminated in accordance with the provisions of the master management agreement.  The master management agreement may be terminated at any time by Dynamic on 90 days’ written notice or by the trustee on 90 days’ written notice in the event of certain acts by Dynamic.

No management fees are charged directly to the investment pools of the Viscount Wealth Management Program.  Instead, Dynamic receives its compensation from the selling dealer calculated as a percentage (typically 1% per annum in respect of units purchased on a “no-load” basis and 2% per annum in respect of units purchased with a short redemption schedule deferred sales charge during the first two years after the purchase and thereafter 1% per annum) on the net asset value of the units of the investment pools held by the clients of the selling dealer which is paid out of the dealer’s fee and which may not exceed 2.5% per annum of the average aggregate net asset value of units of the investment pools held by a purchaser.  From the compensation received by Dynamic from the dealer, Dynamic pays, among others, the investment managers of each of the investment pools their respective fees for the services they provide to the Viscount Wealth Management Program.

In addition to the management fees set out above, each of the Dynamic Funds and StrategicNova Funds are responsible for the payment of all expenses relating to their operation and the carrying on of their business, including, but not limited to, taxes, legal, audit, interest, operating and administrative costs and expenses (other than dealer compensation programs and any advertising, marketing, sponsorship and promotional costs and expenses, which costs and expenses are the responsibility of Dynamic), costs and expenses relating to the issue and redemption of units, costs and expenses of financial and other reports and costs and expenses relating to compliance with all applicable laws, regulations and policies.

Additional information with respect to the Dynamic Funds and the StrategicNova Funds is contained in the amended and restated simplified prospectus dated February 14, 2003 and annual information form dated December 5, 2002 of the Dynamic Funds which are publicly available.

Board of Governors - Mutual Funds

An independent Board of Governors was established to further enhance and protect the long-term interest of securityholders of the Dynamic Funds and the StrategicNova Funds and to act in an advisory role to Dynamic.

At each scheduled meeting, representatives from the investment management team report to the Board of Governors on the investment and operations of the Dynamic Funds and the StrategicNova Funds to ensure, among other things, that the stated investment objectives of each fund are maintained.  Senior management, including representatives of the compliance committee, report to the Board of Governors to ensure that there are effective controls in place to: (i) protect the assets of the funds, (ii) ensure compliance with the Code of Ethics and Standards of Professional Conduct of Dynamic (the “Dynamic Code of Ethics”), (iii) ensure the accuracy of daily net asset value calculations, and (iv) ensure that all regulatory requirements are met.

The members of the Board of Governors are:  Ronald Singer (Chairman), Brahm Gelfand, Hyman Harris, Garth MacRae, Robert Ruggles and Frank White.  All of the members of the Board of Governors, with the exception of Mr. MacRae, are non-related and independent of Dundee Bancorp, Dundee Wealth, DWM, Dynamic, Dundee Securities, Dundee Private Investors, Dundee Insurance and Dundee Mortgage.  There are three committees of the Board of Governors:  the Audit Committee, which is comprised of Frank White (Chair), Ronald Singer and Robert Ruggles; the Fund Review Committee, which is comprised of Robert Rubbles (Chair) and Garth MacRae; and the Governance Committee comprised of Brahm Gelfand (Chair), Hyman Harris and Garth MacRae.  The purpose and function of the Board of Governors is expected to evolve over time in response to changing market conditions and mutual fund regulations and legislation.

Other Assets Under Management

CMP Resource Limited Partnerships

CMP Funds Management Ltd. was the originator of limited partnerships for flow-through shares with the creation of the CMP limited partnerships (the “CMP Partnerships”).  This concept, created in 1984, used the limited partnership vehicle to invest in a diversified portfolio of flow-through shares of resource companies.  Between 1984 and 1990, the CMP Partnerships raised more than $1.1 billion in 15 CMP Partnerships which was invested in the resource industry in Canada.  No new CMP Partnerships were created after 1990 due to the deteriorating outlook in the capital gains potential of resource companies.

Dundee Wealth reintroduced this tax product offering in 1999 based on its belief that the economic environment at that time would result in the resources sector providing improved capital gains.  Since 1999, seven limited partnerships have raised over $215 million for investment in diversified portfolios of resource companies.  The CMP Partnerships are managed by separate general partners which are direct wholly-owned subsidiaries of DWM.  See “Corporate Structure”.

Canada Dominion Resource Limited Partnerships

The Canada Dominion Resource Limited Partnerships (the “Canada Dominion Partnerships”) have figured prominently in the flow-through tax product market in Canada.  Eleven Canada Dominion Partnerships have been offered to Canadians commencing with the first offering in 1998.  Since first introduced, approximately $332 million has been raised in aggregate by Canada Dominion Partnerships for investment in Canadian resource companies.  The Canada Dominion Partnerships are managed by separate general partners which are indirect wholly-owned subsidiaries of Dynamic.  See “Corporate Structure”.  Tuscarora Investment Management has been retained by each of the general partners of the Canada Dominion Partnerships to provide investment advisory and portfolio management services.

Other Assets Under Management

Dynamic is also the manager of a number of other investment products including (i) Dundee Precious Metals Inc., a publicly traded closed-end investment company which provides investors with an opportunity to invest in a portfolio of primarily precious metals and mineral related investments while providing a portfolio diversified among issuers and geography; (ii) diversiTrust Income Fund, a publicly traded closed-end investment fund which invests in a portfolio of high income securities including income trusts to achieve a stable stream of monthly cash distributions and the return of the original unit issue price within a specified period of time; (iii) a number of hedge funds including Dynamic Equity Hedge Fund, which has as its investment objective the goal of protecting capital during a wide range of economic and market environments using investment strategies more flexible and sophisticated than a traditional mutual fund; (iv) Dynamic QSSP Fund which invests primarily in a diversified portfolio of small to medium capitalized, Quebec-based companies which are deemed to be eligible under the Quebec Stock Savings Plan; and (v) Dynamic Venture Opportunities Fund Ltd., a labour-sponsored investment fund managed by Dynamic that seeks to achieve long-term capital appreciation by making venture capital investments in small and medium-sized Ontario companies from a diverse range of industries.  These other investment products are managed by Dynamic, or an affiliate thereof in the case of StrategicNova Managed Futures Hedge Fund, pursuant to separate management agreements.

WEALTH MANAGEMENT

The Wealth Management Division encompasses the retail sales group of Dundee Securities, Dundee Private Investors, Dundee Insurance and Dundee Mortgage.  As of December 31, 2002, the Wealth Management Division was comprised of approximately 500 advisors with approximately $8.7 billion of client assets under administration in approximately 300,000 accounts.

Dundee Securities is a full-service integrated independent investment dealer registered in each of the Provinces of Canada.  Dundee Securities is also a participating organization of the TSX and a member of The Montreal Exchange, the TSX Venture Exchange and the Investment Dealers Association of Canada (the “IDA”).  Dundee Securities Inc., a broker-dealer wholly-owned by Dundee Securities, is subject to the requirements of the National Association of Securities Dealers, Inc.  Dundee Securities has four corporate offices, located in Vancouver, Calgary, Toronto and Montreal, and, as of December 31, 2002, had investment advisors working out of 66 independent branches across Canada.  As of December 31, 2002, Dundee Securities had 227 investment advisors (the majority of which were employees in accordance with regulatory requirements) and a further 352 employees.

Dundee Private Investors is a financial planning and mutual fund dealer registered as a mutual fund dealer in all of the Provinces and Territories of Canada, except for Prince Edward Island, and as a limited market dealer in the Province of Ontario.  Dundee Private Investors is a member of the MFDA.  Dundee Private Investors has its head office located in Toronto and, as of December 31, 2002, had financial advisors working out of 84 independent branches across Canada.  As of December 31, 2002, Dundee Private Investors had 269 financial advisors and a further 91 employees.

Dundee Insurance is a managing general agent licensed for the sale of life, accident and sickness insurance in all Provinces of Canada, except for Prince Edward Island.  Dundee Insurance provides insurance brokerage to the insurance-licensed financial advisors of Dundee Securities and Dundee Private Investors.  The head office of Dundee Insurance is located in Toronto and, as of December 31, 2002, Dundee Insurance had 18 employees.

Dundee Mortgage is a mortgage broker licensed in the Province of Ontario.  The head office of Dundee Mortgage is located in Hamilton, Ontario and, as of December 31, 2002, Dundee Mortgage had two employees and 23 mortgage agents.

The Wealth Management Division is an open architecture distribution network.  Advisors provide to clients a wide range of investment products including mutual funds, equity and fixed income securities, GICs, life and disability insurance, segregated investment products and mortgages and a wide range of services including financial planning, portfolio management, insurance services, mortgage services and estate planning.  The following chart sets forth the increase and the breakdown of the assets under administration of Dundee Wealth from December 31, 1998 to December 31, 2002 (assets under administration are presented in millions of dollars):

The consolidation of the operations and back-office of the Wealth Management Division which took place in 2000 and 2001 provided the platform for the continued growth of the Wealth Management Division in 2002.  In August 2002, Dundee Wealth completed the acquisition of CFFG, a financial services company whose major operating subsidiaries included two mutual fund dealers, Ross Dixon Financial Services Limited and Hewmac Investment Services Inc., and a mortgage broker, Canadian First Mortgage Services Inc. (now Dundee Mortgage Services Inc.).  This transaction added approximately 180 financial advisors located throughout Ontario and $2.1 billion of assets under administration to Dundee Wealth, including complete GIC and mortgage operations.  In September 2002, Dundee Wealth completed the integration of the two acquired mutual fund dealer operations into Dundee Private Investors.  In addition, the Wealth Management Division continued the individual recruitment and hiring of qualified advisors in 2002.

Dundee Wealth continues to provide resources for ongoing sales, training and education programs to ensure that its advisors continually expand and update their knowledge with respect to, among other things, available investment products and continued changes in the regulatory environment.  In addition, Dundee Wealth has continued and will continue to provide investment advisors with an expanding shelf of products and services, improve its professional sales and marketing support, its back-office processing and support and its computer and internet-based tools and support to enable investment advisors to meet the ongoing needs of individual clients and to expand their business and their client base.

Dundee Insurance was established by Dundee Wealth in July 1999 as part of its wealth management operations.  The focus of Dundee Insurance is to provide access, through its arrangements with virtually all of the leading Canadian insurance companies, to a wide range of life insurance company products such as universal, term and whole life insurance, disability income replacement insurance, critical illness, long-term care plans and segregated investment products.  Access to these products permits investment advisors of Dundee Securities and Dundee Private Investors who have a “dual” licence to achieve the wealth accumulation, wealth protection and estate planning objectives of their clients.  In addition, Dundee Insurance provides comprehensive business support such as case consultations, advanced case/premium quotations, competitive industry information and surveys.  Dundee Insurance also offers group benefits, providing investment advisors with the opportunity to offer to their business clients a market analysis of the industry’s top group insurance carriers and marketing and administrative support from Dundee Insurance’s group benefits division.  As of December 31, 2002, approximately 70% of the investment advisors of Dundee Securities and Dundee Private Investors were dually licensed.  Dundee Insurance is an important aspect of the Wealth Management Division of Dundee Wealth which is expected to demonstrate continued growth in the future.

Dundee Mortgage is a full service mortgage broker offering a wide range of residential mortgage products and services from approximately 30 financial institutions.

The Wealth Management Division of Dundee Wealth has been positioned to have the flexibility to respond to the various structures which the securities regulators may ultimately permit for the relationship between an investment advisor and a dealer by having both principal/agent (independent) and employee platforms within its system.  The Wealth Management Division of Dundee Wealth, with its consolidated back-office facilities, its multiple platforms and its access to a wide range of products and services is positioned for growth in 2003.

CAPITAL MARKETS

The capital markets activities of Dundee Wealth are conducted through Dundee Securities and are comprised of institutional sales and trading, investment banking and research.  In 2002, the Capital Markets Division of Dundee Wealth experienced increased market penetration and profile.

Institutional Sales and Trading

The primary focus of the institutional sales and trading group of Dundee Securities is the selling, purchasing and trading of equity and equity-related securities on behalf of institutional clients.  Members of the institutional sales and trading group are located in the offices of Dundee Securities in Toronto, Vancouver and Montreal.  Dundee Securities is represented on all Canadian stock exchanges.

Dundee Securities executes trades in large blocks of securities with institutional clients, generally involving blocks of listed and over-the-counter equities.  These transactions are normally handled on an agency basis, but Dundee Securities may, from time to time, take long or short positions as principal.  The risks associated with such transactions are minimized through hedging techniques where possible.

Dundee Securities’ institutional sales and trading team is comprised of 14 institutional traders, ten institutional sales professionals and 15 professional traders.  Together, they are responsible for ensuring that all orders are filled on a timely and efficient basis.  Dundee Securities utilizes its own capital for principal trading, both for its own account as well as to improve liquidity and facilitate client transactions.

The institutional sales and trading group works closely with the research department and the investment banking group of Dundee Securities to meet the needs of institutional investors in creating and effecting equity based capital markets transactions.

Investment Banking

The investment banking team maintained its positive momentum and solidified its presence within Canada’s investment community.  The investment banking group (including equity capital markets) currently employs 20 professionals located in Toronto, Montreal and Vancouver.  Dundee Securities’ investment banking group has gained a reputation of having specialized knowledge in the mining, consumer products, biotechnology and industrial products sectors, and has a record of executing and successfully closing transactions.  As a result, in 2002 Dundee Securities’ participation in transactions within these sectors increased both in terms of the number of transactions and the general participation level within the underwriting syndicates resulting in revenues derived from this division increasing by 64% compared to 2001.

In 2002, Dundee Securities participated in a total of 153 transactions (equity financings and financial advisory engagements) having a total value of approximately $6.0 billion.  In respect of equity financings, Dundee Securities participated as an underwriting syndicate member in 128 transactions, which in total raised more than $5.5 billion.  In respect of mergers and acquisitions related activities, Dundee Securities provided advice to 25 clients who were seeking advice on their transactions and with respect to other organizational matters and restructurings.

Research

Dundee Securities’ research analysts provide individual investors and institutional clients with reports and opinions covering a broad range of industry sectors and specific companies to assist in the making of investment decisions.

The research department of Dundee Securities has a total of 25 professionals including 15 research analysts and ten research associates providing coverage on approximately 105 specific companies from offices in Toronto, Montreal and Calgary.  Dundee Securities research analysts cover the following industry sectors:  mining, oilfield services, consumer products and merchandising, technology, biotechnology, industrial products, financial services, income trusts and royalty trusts, mutual funds, special situations as well as providing technical analysis.

INTERNATIONAL ACTIVITIES

The Company’s international activities are conducted through several direct and indirect wholly-owned subsidiaries.  As of December 31, 2002, 26 employees of the Company were employed in its international activities.

The Dundee Bank

The Dundee Bank (the “Dundee Bank”) is a bank incorporated under the laws of the Cayman Islands through which the Company currently carries out its international activities.  The Dundee Bank holds a category B banking licence and a trust license from the Cayman Island Monetary Authority.  The Dundee Bank also holds a fund administration license through the Dundee Leeds Group in the Cayman Islands.   In 2001, the Company decided to discontinue its fledgling mutual fund operation in India at which time the Company took a provision to write down the cost of its investment and to provide for exit costs.  The Company continues to wind down its operations in India.

The Dundee Leeds Group

The Dundee Leeds Group is comprised of Dundee Leeds Management Services Ltd., incorporated under the laws of Bermuda, Dundee Leeds Management Services (Cayman) Ltd., incorporated under the laws of the Cayman Islands, and Dundee Leeds Management Services (BVI) Ltd., incorporated under the laws of the British Virgin Islands.  The Dundee Leeds Group provides administrative services for mutual funds, hedge funds and other investment clients.  The Dundee Leeds Group also provides accounting, administration, registrar and transfer agency, corporate secretarial and other services relating to the management of offshore companies.

Goodman & Company (Bermuda) Limited

Goodman & Company (Bermuda) Limited is incorporated under the laws of Bermuda.  Goodman & Company (Bermuda) Limited provides investment management services to private clients.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The table below provides selected financial information for the Company on a consolidated basis for the last three financial years:

Three Year Summary (1) (2)

(in thousands of dollars, except per share amounts) (audited)

	2002	2001	2000

Total assets	1,199,992	1,050,132	1,119,045

Corporate debt	238,628	203,799	214,955
Future income tax liability	38,434	42,415	50,307
Other liabilities	335,520	320,342	324,903

Total liabilities	612,582	566,556	590,165
Net assets	587,410	483,576	528,880

Net assets represented by:
Common shares	478,966	445,855	509,937
Non-controlling interest	108,444	37,721	18,943

Revenues	272,753	240,259	291,640
Investment income	10,942	8,421	21,157
Share of earnings (losses) of equity accounted investments	2,252	(20,124)	(7,556)
Dilution gain (3)	75,680	-	-
Increase in investment provision to reflect
decreases in value of investments	(9,265)	(31,379)	(9,548)
Net income (4) (5) (6)	50,256	(56,965)	8,915

Earnings per share (7)
Basic	$1.98	$(2.17)	$0.34
Diluted	$1.96	$(2.17)	$0.33

(1)

Because of the nature of Dundee Bancorp’s business, an unclassified balance sheet is used and, accordingly, no distinction is made between current and long-term assets and liabilities.

(2)

Certain of the previous years’ amounts have been reclassified to conform to the current presentation.

(3)

As part of the DynamicNova transaction, DWM issued shares for cash and for the transfer, to DWM of certain obligations previously owed by DynamicNova to its former majority shareholder.  As a result, the former majority shareholder became an 18.3% shareholder of DWM, diluting Dundee Wealth’s interest to 81.7%.  In accordance with Canadian generally accepted accounting principles, Dundee Wealth is considered to have disposed of approximately 18.3% of its interest in DWM resulting in a dilution gain to Dundee Wealth of $74,403,000.  The dilution gain has been included in current year’s operating results.

(4)

Effective January 1, 2002, the Company adopted Handbook Section 3062, “Goodwill and other Intangible Assets”.  Under this section, goodwill and certain other intangible assets with an indefinite life are no longer amortized. Previously, these assets were amortized on a straight-line basis over 20 years.  In accordance with the requirements of this section, the change was applied prospectively with no restatement of prior periods.  The effect of the change in accounting policy to the consolidated financial statements had the requirements of Section 3062 been applied retroactively to 2001 and 2000 would be as follows:

	2001	2000
Net (loss) earnings
As reported	(56,965)	8,915
As adjusted	(51,546)	14,029
Basic (loss) earnings per share
As reported	$(2.17)	$0.34
As adjusted	$(1.97)	$0.53
Diluted (loss) earnings per share
As reported	$(2.17)	$0.33
As adjusted	$(1.97)	$0.52

(5)

Effective January 1, 2002, the Company prospectively adopted the requirements of CICA Handbook Section 3870, “Stock-Based Compensation”.  This section requires the use of fair-value based methods to account for certain types of share-based compensation arrangements.  This change in policy has no material impact to the consolidated financial statements.

(6)

Effective January 1, 2001, the Company changed its accounting policy for commissions paid on the sale of corporate products by Dundee Wealth’s internal sales force of investment advisors.  Under the new policy, which has been adopted retroactively with restatement of prior periods, commissions paid to these investment advisors are deferred and amortized over a five-year period.  This is consistent with the Company’s policy in respect of commissions paid on the sale of corporate products by third-party brokers and dealers.  Previously, these amounts were included as variable compensation costs.

During 2001 and 2002, several of the Company’s equity accounted investees adopted new accounting policies resulting in adjustments applied retroactively with restatement to prior periods.  The Company’s earnings reflect its proportionate interest in these adjustments.

The cumulative effect of the above changes in accounting policies is summarized in the table below.

	2001	2000
Changes in Statements of Operations
Decrease in variable compensation expense	$(3,865)	$(3,953)
Increase in operating earnings before interest, taxes and other
non cash items	3,865	3,953
Increase in amortization of deferred sales commissions	1,375	698
Increase in operating earnings before interest,	2,490	3,255
Increase in share of earnings of equity accounted investees	927	1,795
Decrease in income tax recovery	1,358	2,193
Increase in non controlling interest	275	299
Increase in net earnings	1,784	2,558
Changes in Assets and Liabilities
Decrease in investment portfolio	(352)	(1,980)
Increase in deferred sales commissions	6,626	4,136
Increase in future income tax liabilities	2,248	893
Increase in non controlling interest	665	371
Decrease in share capital	(34)	(18)
Increase (decrease) in opening retained earnings	1,611	(1,648)
Increase in closing retained earnings	3,394	910

 (7)

In 2000, the CICA issued CICA Handbook Section 3500, “Earnings per Share”, which the Company adopted on January 1, 2001.  Under this new guideline, the treasury stock method is used, instead of the imputed interest approach used previously, for determining the dilutive effect of warrants and options.  This change has had no impact on the reported loss per share in 2001.  In 2000, the effect of implementing this change was to reduce diluted earnings per share from $0.34 per share to $0.33 per share.

Dividend Policy

The Company has not established a dividend policy with respect to the Subordinate Voting Shares or the Common Shares.  Any future determination to pay dividends will be at the discretion of the directors of the Company and will depend on the financial condition, results of operations, capital requirements of the Company and such other factors as the directors of the Company consider relevant.  See “Description of Share Capital”.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Management’s Discussion and Analysis of the Company included at pages 10 to 17 of the annual report of the Company for the financial year ended December 31, 2002 (the “2002 Annual Report”) is incorporated herein by reference.  See “Additional Information”.

MARKET FOR SECURITIES

The Subordinate Voting Shares are currently listed and posted for trading on The Toronto Stock Exchange.  The Common Shares were delisted from The Toronto Stock Exchange on January 31, 2000.

DIRECTORS AND OFFICERS

The following table sets forth the name and municipality of residence, position held with the Company and principal occupation of each of the directors and officers of the Company as of May 2, 2003.  Directors of the Company hold office until the next annual meeting of shareholders or until their successors are elected or appointed.

Name and Municipality of Residence	Position Held in the Company	Director Since	Principal Occupation

Directors (including Directors who are Officers)

Normand Beauchamp (1) (2) Montreal, Quebec	Director	1991	President, Capital NDSL Inc., investment company

Paul A. Carroll Toronto, Ontario	Director	1991	President, Carnarvon Capital Corporation, corporate advisory and management company

Jonathan Goodman Toronto, Ontario	Director	1996	President and Chief Executive Officer, Dundee Resources Limited

Ned Goodman Innisfil, Ontario	President, Chief Executive Officer and Director	1991	President and Chief Executive Officer, Dundee Bancorp; Chairman, President and Chief Executive Officer, Dundee Wealth and DWM; Chairman, Dynamic

Harold P. Gordon (2) (3) Sunny Isles, Florida	Chairman and Director	2000	Chairman, Dundee Bancorp

Dr. Frederick H. Lowy (3) Montreal, Quebec	Director	1999	Rector and Vice Chancellor, Concordia University

Garth A.C. MacRae Toronto, Ontario	Vice Chairman and Director	1991	Vice Chairman, Dundee Bancorp

Robert McLeish (1) Toronto, Ontario	Director	2002	Consultant

K. Barry Sparks (1) Toronto, Ontario	Director	1993	President, Torvan Capital Group Inc., corporate advisory and management company

Harry R. Steele (2) (3) Dartmouth, Nova Scotia	Director	1991	Chairman, Newfoundland Capital Corporation Limited, communications company

Non-Director Officers

Donald K. Charter Toronto, Ontario	Executive Vice President		Chairman, President and Chief Executive Officer, Dundee Securities; Chairman, Dundee Private Investors and Dundee Insurance; Executive Vice President, Dundee Bancorp, Dundee Wealth and DWM

Joanne Ferstman Toronto, Ontario	Vice President and Chief Financial Officer		Vice President and Chief Financial Officer, Dundee Bancorp, Dundee Wealth and DWM

Lucie Presot Toronto, Ontario	Vice President and Controller		Vice President and Controller, Dundee Bancorp, Dundee Wealth and DWM

Daniella Dimitrov Toronto, Ontario	Vice President and Secretary		Vice President and Secretary, Dundee Bancorp, Dundee Wealth, DWM, Dundee Securities, Dundee Private Investors and Dundee Insurance

Lori E. Beak Mississauga, Ontario	Assistant Secretary		Assistant Secretary, Dundee Bancorp, Dundee Wealth and DWM

(1)

Member of Audit Committee.

(2)

Member of Compensation Committee.

(3)

Member of Corporate Governance Committee.

Each of the foregoing individuals has held his or her present principal occupation, or other executive offices with the same company or its predecessors or affiliates for the past five years, except for: Mr. Beauchamp who, prior to January 10, 2000, was President and Chief Executive Officer, Radiomutuel Inc., a communications company;

Mr. Carroll who, prior to February 28, 2003, was Counsel to Gowling Lafleur Henderson LLP, law firm, and, prior to May 1999, was Chairman and Chief Executive Officer, World Wide Minerals Ltd., mining company, and Counsel to Smith Lyons, law firm; Mr. Gordon who, prior to June 2002, was Vice Chairman, Hasbro Inc., toy company; Mr. McLeish who, prior to November 1998, was Vice Chairman and Director, Merrill Lynch and its predecessor, Midland Walwyn, an investment dealer; Mr. Sparks who, prior to August 2002, was also Chairman, Hawk Capital Corporation, corporate advisory and management company; Ms. Ferstman who, prior to January 1, 2000, was an Executive Vice President and the Chief Financial Officer of Peelbrooke Capital Inc., previously a securities dealer; and Ms. Dimitrov who, prior to April 2000, was an associate with Smith Lyons, a law firm.  Mr. Beauchamp is a director of CINAR Corporation, a company which is, among other things, the subject of a cease trade order.  Mr. Carroll was a director of United Keno Hill Mines Ltd., a company that sought protection under the Companies Creditors Arrangement Act (Canada).  Mr. Steele was a director of Canada 3000 Inc. between May 16, 2000 and November 10, 2001, a company that sought protection under the Companies Creditors Arrangement Act (Canada) on November 11, 2001.

As of May 2, 2003, the directors and senior officers of the Company as a group beneficially owned, directly or indirectly, or exercised control or direction over, 1,255,433 Subordinate Voting Shares, representing approximately 5.2% of the outstanding Subordinate Voting Shares, and 711,918 Common Shares, representing approximately 67.8% of the outstanding Common Shares, in the aggregate representing approximately a 7.8% equity interest and approximately a 56.0% voting interest therein.  As of May 2, 2003, Mr. Ned Goodman owned Subordinate Voting Shares, options to purchase Subordinate Voting Shares, Common Shares and options to purchase Common Shares representing approximately a 68.8% voting interest in the Company assuming the exercise of such options.

DESCRIPTION OF SHARE CAPITAL

The Company is authorized to issue an unlimited number of Subordinate Voting Shares, an unlimited number of Common Shares, an unlimited number of first preference shares, issuable in series (“First Preference Shares”), an unlimited number of second preference shares, issuable in series (“Second Preference Shares”) and an unlimited number of third preference shares, issuable in series (“Third Preference Shares”).  The first series of First Preference Shares is designated as First Preference Shares, series A (“First Preference Shares, Series A”), the second series of First Preference Shares is designated as First Preference Shares, series B (“First Preference Shares, Series B”), and the third series of First Preference Shares is designated as First Preference Shares, series C (“First Preference Shares, Series C”).  The first series of Second Preference Shares is designated as Second Preference Shares, series Y (“Second Preference Shares, Series Y”), the first series of Third Preference Shares is designated as Third Preference Shares, series X (“Third Preference Shares, Series X”), and the second series of Third Preference Shares is designated as Third Preference Shares, series Z (“Third Preference Shares, Series Z”).  As of May 2, 2003, the Company had 24,284,190 Subordinate Voting Shares, 1,049,193 Common Shares, no First Preference Shares, no Second Preference Shares and no Third Preference Shares outstanding.

The following is a summary of the rights, privileges, restrictions and conditions attached to each class and series of shares of the Company.

Subordinate Voting Shares and Common Shares

Holders of Subordinate Voting Shares and Common Shares are entitled to one vote and 100 votes, respectively, for each such share held on all votes taken at meetings of the shareholders of the Company.  Subject to the rights of holders of First Preference Shares, Second Preference Shares, Third Preference Shares and other shares of the Company ranking prior to the Subordinate Voting Shares and Common Shares, the Subordinate Voting Shares and Common Shares participate equally, share for share, as to dividends.  The Common Shares are convertible into Subordinate Voting Shares on a one-for-one basis at any time.

In the event an offer to purchase Common Shares is made which must, by reason of applicable securities legislation or the requirements of a stock exchange on which the Common Shares are then listed, be made to all or substantially all of the holders of Common Shares residing in any province of Canada, each Subordinate Voting Share will be convertible at the option of the holder into one Common Share at any time from the day the offer is made until:  (a) in the case of an offer other than an offer made through the facilities of a stock exchange, the latest time for deposit of Common Shares under the offer; and (b) in the case of an offer made through the facilities of a stock exchange on which the Common Shares are listed, 12:30 p.m., Toronto time, on the business day immediately preceding the last date upon which holders of Common Shares may accept the offer.  The right of conversion into Common Shares will not come into effect in the event that an identical offer in terms of price per share, percentage of shares to be taken up and other essential terms is made to purchase Subordinate Voting Shares concurrently with the offer to purchase Common Shares.  All Subordinate Voting Shares so converted into Common Shares will be automatically reconverted into Subordinate Voting Shares (a) in the case of Common Shares taken up and purchased under the offer, immediately after the Common Shares are taken up and purchased under the offer, or (b) in the case of Common Shares not taken up and purchased under the offer, immediately after such Common Shares are released to the holder thereof.

Each Subordinate Voting Share will be automatically converted into a Common Share in the case of an exempt take-over bid for Common Shares at a price per Common Share exceeding 115% of the trading price of the Subordinate Voting Shares by an offeror acquiring shares of the Company such that the offeror holds voting shares of the Company having attached thereto 50% or more of the votes attached to all of the then outstanding shares of the Company.  Other than as set out above, holders of Subordinate Voting Shares and Common Shares rank equally in all respects.

Subject to the rights of holders of First Preference Shares, Second Preference Shares, Third Preference Shares and other shares of the Company ranking prior to the Subordinate Voting Shares and Common Shares, holders of Subordinate Voting Shares and Common Shares are entitled to participate equally in the property and assets of the Company available to such holders in the event of the liquidation, dissolution or winding-up of the Company.

The listing agreement between the Company and The Toronto Stock Exchange provides that, prior to the issue from treasury of any Common Shares, the separate approval of holders of Subordinate Voting Shares is required in addition to any shareholder approvals which might otherwise be required by The Toronto Stock Exchange or any other exchange on which such shares are listed.  This restriction does not apply to the issue of Common Shares upon conversion of Subordinate Voting Shares in accordance with the rights thereof or pursuant to the declaration of stock dividends payable in Common Shares provided that such stock dividends do not result in the issue in any year of more than 5% of the then outstanding Common Shares.

First Preference Shares

Each series of First Preference Shares will rank on a parity with the First Preference Shares of every other series and will be entitled to a preference on the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company over the Subordinate Voting Shares, Common Shares, Second Preference Shares and Third Preference Shares.

First Preference Shares, Series C

The First Preference Shares, Series C are convertible into Subordinate Voting Shares on the basis of 0.807 of a Subordinate Voting Share for each First Preference Share, Series C, subject to adjustment.

Holders of First Preference Shares, Series C are entitled to receive, when declared, an annual cumulative dividend of $1.30 per share, payable in equal quarterly instalments.  The Company may redeem all or part of the First Preference Shares, Series C at $20.00 per share plus accrued and unpaid dividends, whether or not declared, provided the average closing price of the Subordinate Voting Shares on the Toronto Stock Exchange for the 30 trading days commencing 45 trading days prior to redemption exceeds $9.88.

Holders of First Preference Shares, Series C are entitled to one vote for each share held at all votes taken at meetings of the shareholders of the Company.

Second Preference Shares

Each series of Second Preference Shares will rank junior and subordinate to the First Preference Shares, on a parity with Second Preference Shares of every other series and will be entitled to a preference over the Subordinate Voting Shares, Common Shares and Third Preference Shares.

Second Preference Shares, Series Y

Holders of Second Preference Shares, Series Y will be entitled to receive dividends, as and when declared, and are entitled, at their option, at any time, to require the Company to redeem all or part of their Second Preference Shares, Series Y at $1.00 per share plus declared and unpaid dividends.  The Company is entitled, at its option, to redeem all or part of the Second Preference Shares, Series Y at $1.00 per share plus all declared and unpaid dividends.

Third Preference Shares

Each series of Third Preference Shares will rank junior and subordinate to the First Preference Shares and the Second Preference Shares, on a parity with the Third Preference Shares of every other series and will be entitled to preference over the Subordinate Voting Shares and Common Shares.

Third Preference Shares, Series X

Holders of Third Preference Shares, Series X are entitled to receive an annual cumulative dividend, when declared, of $0.80 per share payable in equal quarterly instalments, and are entitled to convert Third Preference Shares, Series X into Subordinate Voting Shares on the basis of 0.909 of a Subordinate Voting Share for each Third Preference Share, Series X.  Holders of Third Preference Shares, Series X are also entitled, at their option, to require the Company to redeem all or any part of their Third Preference Shares, Series X at $10.00 per share plus all accrued and unpaid dividends, whether or not declared. The Company is entitled, at its option, at any time, to redeem all or part of the Third Preference Shares, Series X at $10.00 per share plus all accrued and unpaid dividends, whether or not declared.  The right of conversion takes precedence over the right of redemption.

Third Preference Shares, Series Z

Holders of Third Preference Shares, Series Z are entitled to receive an annual cumulative dividend, when declared, of $0.20 per share, payable in equal quarterly instalments, and are entitled to convert Third Preference Shares, Series Z into Subordinate Voting Shares on the basis of one Subordinate Voting Share for each Third Preference Share, Series Z at any time.  Holders of Third Preference Shares, Series Z are also entitled, at their option, at any time after five years and two business days from the date of issue, to require the Company to redeem all or any part of their Third Preference Shares, Series Z at $4.00 per share plus all accrued and unpaid dividends, whether or not declared.  The Company is entitled, at its option, at any time after five years and two business days from the date of issue, to redeem all or part of the Third Preference Shares, Series Z at $4.00 per share plus all accrued and unpaid dividends, whether or not declared.  The right of conversion takes precedence over the right of redemption.

Debentures

The Company has issued $150 million principal amount of 6.70% senior unsecured debentures (the “Debentures”) pursuant to a trust indenture (the “DBI Trust Indenture”) dated as of September 24, 1997 between the Company and Montreal Trust Company of Canada (now Computershare Trust Company of Canada), as trustee.  The Debentures are senior obligations of the Company but are effectively subordinated to all existing and future liabilities of the Subsidiaries (as such term is defined in the DBI Trust Indenture) of the Company.  The DBI Trust Indenture does not restrict the ability of the Company or its Subsidiaries to raise equity capital or to incur additional unsecured indebtedness; however Dynamic is prohibited from incurring indebtedness in excess of certain specific amounts.  The Debentures are redeemable, at the option of the Company, in whole at any time or in part from time to time, on not less than 30 and not more than 60 days prior notice, upon payment of a redemption price equal to the greater of the Canada Yield Price (as defined in the DBI Trust Indenture) and par, together, in each case, with accrued and unpaid interest to the date fixed for redemption.  The Company is entitled to purchase the Debentures in the market or by sender or by private contract at any time and at any price.  All Debentures that are purchased by the Company will be cancelled and will not be reissued.  The DBI Trust Indenture contains various restrictive covenants relating to transactions involving the Company, Dynamic or any Material Operating Subsidiary (as defined in the DBI Trust Indenture).  These restrictive covenants and prohibitions, subject to certain exceptions specified in the DBI Trust Indenture, restrict (a) each of the Company, Dynamic and any other Material Operating Subsidiaries from creating or suffering to exist any encumbrances on any of its present or future assets or properties to secure any Indebtedness (as defined in the DBI Trust Indenture) unless at the same time all of the Debentures then outstanding are secured, equally and rateably with such Indebtedness, (b) each of the Company, Dynamic and any other Material Operating Subsidiaries from (i) amalgamating with, or being replaced by, any person, or (ii) transferring or otherwise disposing of any part of its properties or assets, (c) the Company from, directly or indirectly, transferring or otherwise disposing of any part of its interest in Dynamic, in any Material Operating Subsidiary or in any Investment Management Services Business (as defined in the DBI Trust Indenture) which contributes in excess of 20% of Gross Operating Income (as defined in the DBI Trust Indenture) carried on directly by the Company, (d) the Company, in each case, unless a certain financial test is met, (i) from declaring or paying any dividend, or making any distribution, of any kind or character (whether in cash, property or securities) in respect of any class of its shares or to the holders of any class of its shares (other than dividends or distributions payable solely in shares or in options, warrants or other rights to acquire its shares), (ii) from, and permitting Dynamic or any Material Operating Subsidiary from, directly or indirectly, purchasing, redeeming or otherwise acquiring or retiring for value (X) any shares of the Company, or (Y) any options, warrants or rights to purchase or acquire shares of the Company, (iii) from redeeming, defeasing, repurchasing, retiring or otherwise acquiring or retiring for value prior to any scheduled maturity, mandatory repayment or mandatory sinking fund payments, Qualifying Subordinated Indebtedness (as defined in the DBI Trust Indenture), (e) each of the Company, Dynamic and any other Material Operating Subsidiaries from creating or suffering to exist any consensual encumbrance or restriction on the ability of Dynamic or any Material Operating Subsidiary (i) to pay, directly or indirectly, dividends or make any other distributions in respect of its shares or pay any Indebtedness or other obligation owed to the Company, Dynamic or any other Material Operating Subsidiary, (ii) to make loans or advances to the Company, Dynamic or any other Material Operating Subsidiary, or (iii) to transfer any of its property or assets to the Company, Dynamic or any other Material Operating Subsidiary, and (f) Dynamic from incurring or becoming subject to Indebtedness (excluding any Indebtedness owed to the Company and certain other specified types of Indebtedness) in excess of an amount equal to the greater of $20 million and 0.25% of third-party assets managed by Dynamic.

The restrictive covenants and prohibition on dispositions by Dynamic or a Material Operating Subsidiary exclude the disposition of any part of their respective properties or assets which are not required for, or useful to, their respective businesses.  The restrictive covenants and prohibitions against amalgamations and dispositions of properties or assets exclude transactions between each of the Company, Dynamic or a Material Operating Subsidiary, as the case may be, and one or more of its wholly-owned subsidiaries or among wholly-subsidiaries thereof or, if after the completion of the transaction, the Debentures meet the Ratings Tests (as defined in the DBI Trust Indenture) and no default under the Debentures has occurred and is continuing.  The DBI Trust Indenture requires a stricter ratings test to be complied with if an amalgamation involving Dynamic would cause the amalgamated entity to exceed the above specified level of Indebtedness.

Modifications and amendments of the DBI Trust Indenture require the approval of holders of between a majority and 75% of the principal amount of the Debentures voting at a meeting of the holders thereof depending on the nature of the modification and amendment.  The holders of a majority of the principal amount of the Debentures voting at a meeting of the holders thereof, on behalf of all holders of Debentures, may waive compliance by the Company with certain restrictive provisions of the DBI Trust Indenture.  Subject to certain rights of the trustee under the DBI Trust Indenture as provided in the DBI Trust Indenture, the holders of a majority of the principal amount of the Debentures voting at a meeting of the holders thereof, on behalf of all holders of Debentures, may waive any past Event of Default (as defined in the DBI Trust Indenture) under the DBI Trust Indenture, except an Event of Default in the payment of the principal amount of the Debentures.  Any action which requires the approval of a certain percentage of the holders of Debentures voting at a meeting thereof may be taken by the holders of the same percentage of the principal amount of the outstanding Debentures by a signed instrument.

See “Relationship Between Dundee Bancorp, Dundee Wealth and DWM - Dundee Bancorp Debentures - Debenture Support Agreements”.

RELATIONSHIP BETWEEN DUNDEE BANCORP, DUNDEE WEALTH AND DWM

Principal Shareholder of Dundee Wealth and DWM

The Company is the principal shareholder of Dundee Wealth.  As of the date hereof, the Company owned, directly and indirectly 47,358,899 common shares, 14,617 special shares, series B and 5,453,668 first preference shares, series X representing, collectively, an 83.7% equity interest and an 85.1% voting interest in Dundee Wealth on a non-diluted basis.  The Company also owns a common share purchase warrant exercisable, subject to adjustment, for 2,000,000 common shares of Dundee Wealth at an exercise price of $12 per common share until August 30, 2004.  In addition, all of the special shares of Dundee Wealth currently outstanding and held in escrow will be voted in the same manner as the shares of Dundee Wealth held by the Company are voted at all meetings of the shareholders of Dundee Wealth as long as such shares of Dundee Wealth remain subject to escrow.

Dundee Wealth’s main operating asset is its interest in DWM.  As part of the acquisition of DynamicNova, in October 2002, Dundee Wealth transferred substantially all of its assets and liabilities, including its direct or indirect interest in each of Dynamic, Dundee Securities, Dundee Private Investors, Dundee Insurance and Dundee Mortgage (the “DWM Asset Transfer”) into a new holding company, DWM, for an 81.7% interest in DWM.  CDPQ, the former majority shareholder of DynamicNova, received an 18.3% interest in DWM for its interest in DynamicNova, the exchange of $31 million of loans and the purchase of additional equity for a net amount of $15 million in cash.

On the closing of the DynamicNova acquisition, the Company, Dundee Wealth, DWM and CDPQ entered into a shareholders’ agreement with respect to DWM (the “DWM Shareholders’ Agreement”).  See “DWM Shareholders’ Agreement and Other Arrangements with respect to DWM” below.

DWM Shareholders’ Agreement and Other Arrangements with respect to DWM

On the closing of the acquisition of DynamicNova by Dundee Wealth, the Company, Dundee Wealth, DWM and CDPQ entered into the DWM Shareholders’ Agreement.

Pursuant to the DWM Shareholders Agreement (i) Dundee Wealth and CDPQ have the pre-emption rights with respect to the issue of additional securities of DWM; (ii) the shareholders have agreed to certain restrictions on the transfer and hypothecation of DWM securities or of DWM’s major subsidiaries or assets; (iii) the shareholders have agreed to certain rights of first offer and rights of matching offer in respect to transfers of securities of DWM; and (iv) tag along and drag along rights, in certain cases at a price equal to the greater of fair market value and the price offered by the third party purchaser, have been granted to CDPQ.  The restrictions on the transfer and hypothecation of securities and rights of first offer and matching offer also apply, in certain instances, to the Company in respect of its shares of Dundee Wealth.

CDPQ has the right (the “Repurchase Right”) to require Dundee Wealth, DWM or the Company to purchase for cash all or part of the shares of DWM held by it at fair market value in certain circumstances including (i) any time between certain specified time periods, (ii) the Goodman family together with CDPQ ceasing to directly or indirectly control DWM, (iii) if DWM implements certain matters that CDPQ did not consent to and had the right to consent to pursuant to the DWM Shareholders’ Agreement, (iv) within 60 days following an unremedied breach of the DWM Shareholders’ Agreement, and (v) in certain circumstances, on a pro rata basis, where the Company is directly or indirectly selling shares of Dundee Wealth.  If the Repurchase Right is exercised by CDPQ, as between the Company, Dundee Wealth and DWM, the obligations in connection therewith are first of DWM and Dundee Wealth and, if such obligations are not or cannot be fulfilled, the obligations become those of the Company.  Any payments required to be made to CDPQ pursuant to the exercise of the Repurchase Right are to be paid in cash, and generally in three instalments over a period of 120 to 360 days.

Pursuant to the DWM Shareholders Agreement, CDPQ also has certain rights of secondary distribution following a public offering by DWM, the right to appoint a certain number of directors of DWM, the right to vote on certain matters that DWM or a major subsidiary wishes to adopt and the right to receive certain financial and other information.

Pursuant to the DWM Shareholders’ Agreement, the Company and Dundee Wealth have agreed to certain Funding Obligations (see “Indebtedness - DWM Funding Obligation” below) and DWM has agreed to reimburse Dundee Wealth for the value of any shares of Dundee Wealth issued to employees or representatives of DWM pursuant to certain share incentive plans of Dundee Wealth.  DWM will fulfil this obligation, up to a maximum number of shares, through a share subscription commitment from its shareholders.  Most of the provisions of the DWM Shareholders’ Agreement terminate in the event that DWM becomes a public company with a minimum market capitalization and public float or upon CDPQ ceasing to hold 5% of DWM.

The Company, Dundee Wealth and DWM have entered into a services agreement pursuant to which DWM has agreed to reimburse the Company or Dundee Wealth, as applicable, for certain costs incurred by the Company and/or Dundee Wealth on behalf of DWM including in connection with services provided by executives and/or employees of the Company and/or Dundee Wealth and their subsidiaries to DWM and/or its subsidiaries and use of premises required for the operations of DWM and its subsidiaries.  This agreement may not be terminated as long as CDPQ still owns at least a 5% interest in DWM unless a DWM change of control occurs.

Dundee Bancorp Debentures - Debenture Support Agreements

Each of Dundee Wealth, DWM, DMFL Holding Corp. and Dynamic has entered into an agreement (a “Debenture Support Agreement”) with the Company pursuant to which each of such companies has agreed to comply with all of the covenants and provisions of the DBI Trust Indenture that may apply to them from time to time, to indemnify the Company with respect to all losses, costs and expenses incurred by the Company arising from a breach of any of such agreements by them (including, among others, any amounts paid by the Company in connection with or arising from the Canada Yield Price (as defined in the DBI Trust Indenture) being greater than par with respect to any required repayment of the DBI Debentures and any amounts required to be repaid by the Company prior to the scheduled repayment date that cannot be raised by the Company on reasonable terms from reasonable, usual sources of debt funds) and not to rely on any of the exceptions to the restrictive covenants contained in the DBI Trust Indenture without the prior written consent of the Company.  The obligations to the Company of each of Dundee Wealth, DWM, DMFL Holding Corp. and Dynamic under such agreements are secured by substantially all of their respective assets.  The security interest in favour of the Company and any rights of the Company pursuant to the Debenture Support Agreement with DMFL Holding Corp. are subordinate to the indebtedness of DMFL Holding Corp. to, and the security interest in favour of, a Canadian chartered bank pursuant to a credit facility extended to DMFL Holding Corp.  See “Indebtedness - Other Obligations” below.  The Company may require Dundee Wealth to cause other subsidiaries of Dundee Wealth to enter into similar agreements with the Company.

Indebtedness

DWM Funding Obligation

In connection with the establishment of DWM, the Company and Dundee Wealth have agreed to provide funding to DWM in the amount of $50 million (the “Funding Obligation”).  The Funding Obligation may be satisfied through (i) cash subscriptions for equity, and/or (ii) a revolving credit facility of $30 million plus an amount of $20 million to be used by DWM to repay its obligations to Dundee Wealth assumed by DWM on the closing of the DynamicNova transaction in relation to a loan outstanding from Dundee Wealth to a Canadian chartered bank (the “Bank Amount”).  The Funding Obligation terminates on the earlier of (i) the Company and/or Dundee Wealth subscribing for in aggregate $50 million of equity of DWM, (ii) September 24, 2007, (iii) the refinancing of the Debentures (as defined under “Dundee Bancorp Debentures - Debenture Support Agreements”), and (iv) the termination of the DWM Shareholders’ Agreement.  Other than in respect of the Bank Amount, which will mirror the terms and conditions of any new borrowing by the Company or Dundee Wealth with a Canadian chartered bank, any amounts drawn under the revolving credit facility will be on usual commercial terms.  Interest on amounts advanced under the credit facility and other terms are to be determined at the time of each advance under the credit facility.  Interest is expected to be generally charged by reference to a Canadian chartered bank’s prime lending rate.  CDPQ has the right to participate pro rata in any advances to DWM pursuant to this Funding Obligation.  As at December 31, 2002, amounts advanced pursuant to the credit facility totalled approximately $9.2 million.  The Funding Obligation replaces a $25 million credit facility previously provided by the Company to Dundee Wealth.  During the financial year ended December 31, 2002, Dundee Wealth and its subsidiaries paid to the Company interest pursuant to the Funding Obligation, the previous credit facility and certain subordinated loan agreements of approximately $0.4 million.

Other Obligations

On the acquisition of DynamicNova, DynamicNova had an outstanding credit facility with a Canadian chartered bank.  The facility was a term facility with a maturity date of November, 2003, which was secured by all of DynamicNova’s assets and which contained financial and other restrictive covenants.  On December 31, 2002, the facility, which then had an outstanding principal amount of $22.3 million, was transferred to DMFL Holding Corp., the parent company of DynamicNova, and was amended and converted into a 364 day revolving loan facility.  The facility is secured by the assets of DMFL Holding Corp., DynamicNova and certain of its subsidiaries, which, following the amalgamation of DynamicNova and certain of its affiliates with Dynamic on January 1, 2003, include the assets of Dynamic.  The facility is also secured by unsecured guarantees from Dundee Wealth, DWM and certain of its subsidiaries.  In addition, certain covenants under this credit facility require the maintenance of a minimum level of assets under management and earnings, prohibit the existence of secured indebtedness, distributions in excess of a specified amount and other standard restrictions.  See also “Dundee Bancorp Debentures - Debenture Support Agreements”.

Obligations Relating to Other Previous Acquisitions

170399 Canada Transaction

Pursuant to an amended and restated credit agreement dated August 30, 1999 between the Company and 170399 Canada, an aggregate of $2.8 million was outstanding from 170399 Canada to the Company as of December 31, 2002.  One-half of the indebtedness outstanding to the Company by 170399 Canada was to have been repaid on or prior to September 29, 2000 and all of such indebtedness was have been repaid on or prior to September 29, 2001.  The obligations of 170399 Canada to the Company are secured by a security interest in favour of the Company over all of the assets of 170399 Canada, the guarantee of 170399 Canada’s subsidiaries and a security interest over all of the assets of 170399 Canada’s subsidiaries in favour of the Company as permitted by the Regulatory Escrow.  Dundee Wealth has guaranteed to the Company such obligations of 170399 Canada which guarantee is secured by substantially all of the assets of Dundee Wealth.

Pursuant to a credit agreement dated as of August 27, 1999 between Dynamic (originally Infinity, which subsequently amalgamated with Dynamic) and 170399 Canada, an aggregate of $5.96 million (including accrued interest) was outstanding from 170399 Canada to Dynamic as of December 31, 2002.  One-half of the indebtedness outstanding to Dynamic was to have been repaid by 170399 Canada on or prior to September 29, 2000 and all of such indebtedness was to have been repaid on or prior to September 29, 2001.  The obligations of 170399 Canada are secured by a security interest in favour of Dynamic over all of the assets of 170399 Canada, the guarantee of each of 170399 Canada’s subsidiaries and a security interest over all of the assets of 170399 Canada’s subsidiaries in favour of Dynamic to the extent permitted by the Regulatory Escrow.  The indebtedness of 170399 Canada to Dynamic, the security interest in favour of Dynamic and any rights of Dynamic pursuant to the credit agreement are subordinate to the indebtedness of 170399 Canada to the Company.

Arrangements with respect to Shares of the Company

Either or both of the Company and Dundee Wealth have the ability in certain circumstances to acquire certain Special Shares, or the Common Shares into which any of such shares may be converted, issued by the Company in August 1999 in connection with the completion by the Company of the 170399 Canada Transaction.  Pursuant to an agreement between the Company and Dundee Wealth, Dundee Wealth has agreed that the Company has the first right to acquire certain special shares and the common shares of Dundee Wealth into which such special shares may be converted if such shares of Dundee Wealth are to be sold or acquired in such circumstances.

Distribution Arrangements

Dynamic has, from time to time, appointed the Company as the distributor of the units of the mutual funds managed by Dynamic from time to time.  As distributor of these mutual fund units, the Company has, from time to time, funded sales commissions paid to brokers and dealers on the sale of mutual fund units acquired on a deferred sales charge basis.  In consideration thereof, the Company receives the related redemption revenues associated with the commissions paid to such brokers and dealers.  As additional consideration, the Company is also entitled to an annual distribution fee of 0.50% of the fair market value of the outstanding mutual fund units distributed by the Company, such fee to be calculated and paid monthly for a period of 15 years from the date on which the Company initially funded the sales commission.

ADDITIONAL INFORMATION

The Company will provide to any person, upon request to the Secretary of the Company:

(a)

when the securities of the Company are in the course of a distribution pursuant to a short form prospectus or a preliminary short form prospectus has been filed in respect of a distribution of its securities:

(i)

one copy of this Annual Information Form, together with one copy of any document, or the pertinent pages of any document, incorporated by reference in this Annual Information Form;

(ii)

one copy of the comparative financial statements of the Company for its most recently completed financial year together with the accompanying report of the auditor and one copy of any interim financial statements of the Company subsequent to the financial statements for its most recently completed financial year;

(iii)

one copy of the information circular of the Company in respect of the most recent annual meeting of shareholders of the Company that involved the election of directors; and

(iv)

one copy of any documents that are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not required to be provided under (a)(i), (a)(ii) or (a)(iii) above; or

(b)

at any other time, one copy of any documents referred to in (a)(i), (a)(ii) and (a)(iii) above, provided the Company may require the payment of a reasonable charge if the request is made by a person or company who is not a security holder of the Company.

Additional information with respect to the Company, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities, options to purchase securities and interests of insiders in material transactions, if applicable, is contained in the Company’s management information circular dated as of May 2, 2003 (the “Information Circular”).  Additional financial information is provided in the Company’s audited consolidated comparative financial statements and notes to the audited consolidated financial statements included at pages 20 to 40 of the 2002 Annual Report.  Copies of the 2002 Annual Report, the Information Circular and this Annual Information Form may be obtained upon request to the Secretary of the Company.